UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2016

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2016, Virtus Investment Partners, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with The Bank of New York Mellon, PNC Bank, National Association, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. as lenders (together with any other person or entity which becomes a party thereto from time to time in accordance with the terms thereof, the "Lenders"), PNC Bank, National Association as syndication agent, and The Bank of New York Mellon, as administrative agent (the "Agent"), swingline lender and issuing bank. This Credit Agreement provides for an unsecured revolving credit facility for the Company with a five-year term, maturing on September 30, 2021. The outstanding aggregate principal balance of loans under the facility may not exceed $150.0 million but may, if syndicated among existing or new Lenders, increase to $200.0 million. The Credit Agreement also provides for a $7.5 million sub-limit for the issuance of standby letters of credit and a $10 million swingline facility (loans made under the swingline facility are referred to as "Swingline Loans"). The loan proceeds may be used for working capital and general corporate purposes, including investments and acquisitions.
Amounts outstanding under the Credit Agreement, other than Swingline Loans, bear interest at an annual rate equal to, at the option of the Company, either LIBOR (adjusted for reserves) for interest periods of 1, 2, 3 or 6 months or an alternate base rate, in either case plus an applicable margin. The applicable margins range from 1.750% to 2.250% in the case of LIBOR-based loans, and 0.750% to 1.250% in the case of alternate base rate loans, based on a leverage ratio calculation equal to the ratio of the Company’s Total Debt plus Adjusted Deferred Obligations to Adjusted EBITDA (in each case as defined in the Credit Agreement). Swingline Loans bear interest at a rate per annum which is agreed to by the Company and the swingline lender. Interest is payable quarterly in arrears with respect to alternate base rate loans, on the last day of each interest period with respect to LIBOR loans, and on the last day of each month with respect to Swingline Loans. At any time, upon timely notice, the Company may terminate the Credit Agreement in full, reduce the commitment under the facility in minimum specified increments or prepay loans in whole or in part, in each case without premium or penalty, subject to the payment of breakage fees with respect to LIBOR-based loans.
Under the terms of the Credit Agreement, the Company also is required to pay certain fees to the Lenders, including, among others, (a) a one-time initial commitment fee based on the amount of each Lender’s initial commitment of 0.200% and (b) a quarterly fee based on the average unused amount of the facility (without giving effect to Swingline Loans) based on the leverage ratio of the Company, ranging from 0.300% to 0.450%.
In connection with the Credit Agreement, the Company and certain of its wholly-owned subsidiaries (the “Guarantors”) also entered into a Guarantee Agreement with the Agent, dated as of September 30, 2016, pursuant to which the Guarantors guarantee the obligations of the Company under the Credit Agreement. The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things. Many of these covenants are subject to certain minimum thresholds and exceptions. In addition, the Credit Agreement contains certain financial covenants, including a maximum leverage ratio of 3.00 : 1 (which can be tested at any time, but based on Adjusted EBITDA for the four immediately preceding fiscal quarters then ended) and a minimum interest coverage ratio of 4.00 : 1 (which is tested at the end of each fiscal quarter end, but based on EBITDA and interest expense for the four immediately preceding fiscal quarters).
The Credit Agreement and Guarantee Agreement are attached as Exhibits 10.1 and 10.2 respectively, to this Current Report on Form 8-K and are incorporated by reference into this item.
On October 3, 2016, the Company issued a press release announcing the matters described herein, a copy of which is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.
In connection with the Company’s entry into the Credit Agreement, on September 30, 2016, the Amended and Restated Credit Agreement dated as of September 10, 2012, as amended, with The Bank of New York Mellon, PNC Bank, National Association, Royal Bank of Canada, and Citibank, N.A., the Guarantee Agreement dated as of September 1, 2009 between the Company, each Guarantor and The Bank of New York Mellon and the Security Agreement dated as of September 1, 2009, as amended, between the Company, each Guarantor and the Bank of New York Mellon were terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1
Credit Agreement among Virtus Investment Partners, Inc. as Borrower, The Bank of New York Mellon, PNC Bank, National Association, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. as Lenders, PNC Bank, National Association as syndication agent and The Bank of New York Mellon, as administrative agent, swingline lender and issuing bank, dated September 30, 2016

10.2	Guarantee Agreement among Virtus Investment Partners, Inc., each of the Guarantors parties thereto and The Bank of New York Mellon as Administrative Agent, dated September 30, 2016.
99.1	Press release of Virtus Investment Partners, Inc., dated October 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: October 5, 2016	By:	/s/ Michael A. Angerthal
		Name:	Michael A. Angerthal
		Title:	Chief Financial Officer